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                                                                      EXHIBIT 11


                         MEDIRISK, INC. AND SUBSIDIARIES
                   STATEMENTS OF COMPUTATION OF PER SHARE LOSS
                    (in thousands, except per share amounts)


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
                                                                 THREE MONTHS                 SIX MONTHS
                                                                 ENDED JUNE 30,              ENDED JUNE 30,
                                                               1998          1997          1998          1997
                                                             --------      --------      --------      ---------
Net loss attributable to common stock                        $ (7,055)     $ (2,561)     $(11,181)     $  (3,310)
                                                             ========      ========      ========      =========

Net loss per share of common stock - basic and diluted:
Loss per share before extraordinary item                     $  (1.34)     $  (0.63)     $  (2.29)     $   (0.68)
Loss per share - extraordinary item                                --            --            --          (0.22)
                                                             --------      --------      --------      ---------

Net loss per share of common stock                           $  (1.34)     $  (0.63)     $  (2.29)     $   (0.90)
                                                             ========      ========      ========      =========

Weighted average number of common shares outstanding -
    basic and diluted                                           5,275         4,051         4,885          3,658
                                                             ========      ========      ========      =========
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